Exhibit 99.1

For more information, contact:

Inna Vyadro	William J. Stuart

Director of Investor Relations	Chief Financial Officer

Avici Systems	Avici Systems

978-715-2300	978-715-2300

ivyadro@avici.com	wstuart@avici.com

Avici Systems Declares Special Cash Dividend of $2.00 Per Share

North Billerica, MA, April 18, 2007— Avici Systems Inc. (NASDAQ: AVCI), today announced that its Board of Directors has declared a special cash dividend of $2.00 per share, or approximately $28 million. The dividend will be paid on June 22, 2007 to shareholders of record as of June 11, 2007. In two separate releases today, the Company reported results for its first quarter ended March 31, 2007 and announced that it will be transitioning away from core router development to focus on its new product initiative, Soapstone Networks.

“The strength of our balance sheet and our confidence in our ability to manage the transition of our core router business as well as the future prospects for Soapstone prompted the board of directors to declare the special dividend,” said Bill Leighton, Chief Executive Officer. “We are delighted to be able to reward our shareholders in this fashion and remain committed to drive value for the company by focusing on opportunities in high growth markets.”

Although the Company’s employee stock plans provide for equitable adjustments upon certain extraordinary events such as the special dividend, the board has approved, subject to stockholder approval, amendments to each of the employee plans to clarify the equitable adjustment provisions and to amend the director stock plan to make it consistent with the employee stock plans. The adjustments are intended to protect employees and directors as the share price declines due to the special dividend. Mathematically, after a company makes a distribution, the overall value of the company declines by the amount of the distribution, which in turn reduces the stock price by a similar amount. Because optionholders are not eligible to receive the special dividend, the number and exercise prices of options are to be adjusted to preserve the economic value of such options following the special dividend.

Avici will discuss the impact of the dividend and its quarterly results as well as future business and financial expectations in an investor conference call tomorrow, April 19,

2007 at 8:30 AM EST. The conference telephone number is (888) 550-2358. A replay of the conference call will be available after 11:15 AM. Replay information will be available at (800) 475-6701 (USA) access code: 869881. Replay of this call is also available on Avici’s Web site, www.avici.com, along with a copy of this release.

Avici is a trademark of Avici Systems Inc.

This release contains information about Avici’s future expectations, plans, and prospects, including Avici’s expectations regarding the time, size and payment of the special dividend and prospects for the transition of our core router business and our Soapstone initiative, that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the word “will”, “expected” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, the Company’s ability to pursue Avici’s ability to manage the transition of its core router business, the early stage of its Soapstone Networks, the Company’s future financial position and results of operation, market acceptance of Avici products, services and enhancements, dependence on our major customer, customer purchasing patterns and commitments, development of the market place, product development and enhancement, intensity of competition of other vendors, technological changes, reliance on technology and distribution partners, and other risks set forth in Avici’s filings with the Securities and Exchange Commission. Avici does not undertake any duty to update forward-looking statements.

About Avici Systems

Avici Systems Inc., headquartered in North Billerica, Mass., is a leading provider of purpose-built carrier-class routing solutions for the Internet. Avici’s family of routers is designed to meet carrier requirements for the highest scalability, reliability and network availability, while lowering the total cost of building and operating their networks. The company’s routing systems provide new IP solutions to some of the world’s leading service providers. For more information, please visit us at www.avici.com.

About Soapstone Networks

Soapstone Networks, Avici’s service platform, is focused on bringing orderly, predictable, business-driven behavior to service provider networks, regardless of vendor or technology composition. Its universal control plane utilizes a SOA-based modular architecture to target different applications with agility.